Exhibit 12.1
BioMed Realty Trust, Inc.
Statement of Computation of Ratios

	Year Ended December 31,
	2012	2011	2010	2009	2008

Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$17,522	$44,729	$39,256	$60,798	$62,563
Amortization of interest capitalized	5,173	4,613	4,456	3,009	1,308
Distributions from unconsolidated joint ventures	1,202	2,428	1,374	586	687
Fixed charges (see below)	108,252	96,749	91,515	77,095	83,008
Subtract:
Interest capitalized	(8,644)	(7,568)	(5,442)	(12,405)	(42,320)
Total earnings	$123,505	$140,951	$131,159	$129,083	$105,246
Fixed charges:
Interest expensed, net	99,608	89,181	86,073	64,690	40,688
Interest capitalized	8,644	7,568	5,442	12,405	42,320
Total fixed charges	$108,252	$96,749	$91,515	$77,095	$83,008
Ratio of earnings to fixed charges	1.1	1.5	1.4	1.7	1.3
Ratio of earnings to fixed charges and preferred stock dividends	1.0	1.2	1.2	1.4	1.1
Preferred stock dividends	$14,603	$16,033	$16,963	$16,963	$16,963

BioMed Realty, L.P.
Statement of Computation of Ratios

	Year Ended December 31,
	2012	2011	2010	2009	2008

Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$17,522	$44,729	$39,256	$60,798	$62,563
Amortization of interest capitalized	5,173	4,613	4,456	3,009	1,308
Distributions from unconsolidated joint ventures	1,202	2,428	1,374	586	687
Fixed charges (see below)	108,252	96,749	91,515	77,095	83,008
Subtract:
Interest capitalized	(8,644)	(7,568)	(5,442)	(12,405)	(42,320)
Total earnings	$123,505	$140,951	$131,159	$129,083	$105,246
Fixed charges:
Interest expensed, net	99,608	89,181	86,073	64,690	40,688
Interest capitalized	8,644	7,568	5,442	12,405	42,320
Total fixed charges	$108,252	$96,749	$91,515	$77,095	$83,008
Ratio of earnings to fixed charges	1.1	1.5	1.4	1.7	1.3
Ratio of earnings to fixed charges and preferred unit distributions	1.0	1.2	1.2	1.4	1.1
Preferred unit distributions	$14,603	$16,033	$16,963	$16,963	$16,963